Exhibit 99.1

ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2010

Vancouver, BC, March 16, 2011 – Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP) today announced that it had released its financial results for the fourth quarter ended December 31, 2010.

Fourth Quarter Financial Highlights

•	Total revenue was $62.0 million.

•

Net product sales were $55.7 million. Sales of our Proprietary Medical Products were $20.5 million, or 37% of total product sales. Sales of our Base Medical Products were $35.2 million, or 63% of total product sales.

•	Royalty revenue was $6.3 million.

•	Research and development expenses were $6.9 million.

•	Selling, general and administrative expenses were $22.4 million.

•	Net loss and net loss per share were $27.5 million and $0.32, respectively.

•	As of December 31, 2010, cash and short-term investments were $38.0 million and net debt was $547.0 million.

Selected Non-GAAP Financial Measures

•

Certain financial measures in this press release are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). In addition, certain financial measures presented below and in the appendix to this press release are non-GAAP, or adjusted, financial measures that exclude certain items. Management uses certain non-GAAP, or adjusted, financial measures to establish operational goals, and believes that these measures may assist investors in evaluating the results of our business and analyzing the underlying trends in our business over time. Investors should consider these non-GAAP adjusted financial measures in addition to, and not as a substitute for, or as superior to, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP adjusted financial measures to the corresponding GAAP financial measures, and an explanation of our use of these non-GAAP adjusted financial measures and of the excluded items, are included in the appendix to this press release.

•	Adjusted revenue was $62.1 million.

•	Adjusted cost of goods sold was $25.1 million.

•	Adjusted research and development expenses were $6.4 million.

•	Adjusted selling, general and administrative expenses were $20.4 million.

•	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash and non-recurring items) was $11.1 million.

•	Adjusted net loss and adjusted net loss per share for the quarter were $3.6 million and $0.04, respectively.

Fourth Quarter Highlights

Proprietary Medical Products

During the fourth quarter, our Proprietary Medical Products included our Quill™ Knotless Tissue-Closure Device product line, SKATER™ line of drainage catheters, Option™ inferior vena cava (“IVC”) filter, HemoStream™ chronic dialysis catheter and BioPince™ full core biopsy device. Revenue for these products for the fourth quarter of 2010 increased by 10% compared to the fourth quarter of 2009. Foreign currency changes had an immaterial impact on revenue growth of our Proprietary Medical Products during the quarter.

Base Medical Products

Our Base Medical Products represent more mature finished medical device product lines in the biopsy, ophthalmology and general surgery areas, as well as medical device components manufactured by us and sold to other third-party medical device manufacturers who assemble those components into finished medical devices. Revenue from our Base Medical Products for the fourth quarter of 2010 increased by 13% compared to the fourth quarter of 2009. Foreign currency changes had an immaterial impact on revenue growth of our Base Medical Products during the quarter.

Royalty Revenue

We derive additional revenue from royalties paid to us by partners that develop, market, and sell products incorporating certain of our proprietary technologies. The majority of our royalty revenues are currently derived from Boston Scientific Corporation’s (“BSC”) sales of TAXUS® coronary stent systems (“TAXUS”), which incorporate the drug paclitaxel.

Royalty revenue derived from sales of TAXUS by BSC for the fourth quarter of 2010 declined by 59% compared to the fourth quarter of 2009. The decline in royalty revenue is due to lower sales of TAXUS, which continues to be negatively impacted by competitive pressures in the drug-eluting coronary stent market. Royalty revenue for the quarter ended December 31, 2010 was based on BSC’s net sales for the period July 1, 2010 to September 30, 2010 of $97 million, of which $61 million was in the U.S., compared to net sales of $209 million, of which $93 million was in the U.S., for the same period in the prior year. The average gross royalty rate earned in the three months ended December 31, 2010 on BSC’s net sales was 6.0% for sales in the U.S. and 4.2% for sales in other countries, compared to an average rate of 6.1% for sales in the U.S. and 6.0% for sales in other countries for the same period in the prior year. The average gross royalty rates declined in the current period as a result of our tiered royalty rate structure for sales in certain territories including the U.S., E.U. and Japan, pursuant to which we receive lower royalty rates as end-user sales of paclitaxel-eluting stents decline in these territories.

Recapitalization Transaction, CCAA and Related Proceedings

Over the past several years, revenues in our Pharmaceutical Technologies Segment, specifically our royalties derived from sales of TAXUS by BSC, have experienced significant declines. These declines have led to significant constraints on our liquidity, working capital and capital resources. As a result, our ability to continue to support our business initiatives and our long-term debt obligations is uncertain. As a result, we have explored a range of financial and strategic alternatives in order to address these declines. After extensive exploration of various possible solutions, we recently announced a proposed recapitalization transaction, negotiated with a significant percentage of the holders of our long-term debt, to effectuate a significant reduction in our long-term debt that would improve our liquidity, working capital and financial position.

As part of our recapitalization process, on October 1, 2010, we did not make the $9.7 million interest payment due on our $250 million 7.75% Senior Subordinated Notes (the “Subordinated Notes”) in connection with discussions being conducted with certain of the holders of our Subordinated Notes (the “Subordinated Noteholders”).

On October 29, 2010, we entered into a Recapitalization Support Agreement (as amended, the “RSA”) with the holders (the “Consenting Noteholders”) of approximately 73% of our Subordinated Notes to, among other things, effectuate a recapitalization that would effectively eliminate $250 million of our total outstanding indebtedness and related interest obligations by exchanging Subordinated Notes for new common shares in Angiotech (the “Recapitalization Transaction”), thereby providing significant improvements to our credit ratios, liquidity and financial flexibility. As at March 14, 2011, holders of approximately 85% of the Subordinated Notes had agreed to the terms of the RSA.

On October 29, 2010, we also entered into a support agreement (as amended, the “FRN Support Agreement”) with holders (the “Consenting FRN Holders”) of approximately 51% of the aggregate principal amount outstanding of our existing senior floating rate notes (the “Existing Floating Rate Notes”) pursuant to which the Consenting FRN Holders agreed to exchange their Existing Floating Rate Notes for new senior floating rate notes (the “New Floating Rate Notes” and such exchange, the “FRN Exchange Offer”). On February 10, 2011, we commenced the FRN Exchange Offer pursuant to the terms of the FRN Support Agreement. In accordance with the terms of the RSA, the obligation of the Consenting Noteholders to complete the Recapitalization Transaction is conditioned on the completion of the transactions contemplated by the FRN Support Agreement. Under the terms of the FRN Support Agreement, the obligation of all parties thereto to consummate the FRN Exchange Offer is conditioned upon the concurrent implementation of the Recapitalization Transaction. As at March 14, 2011, approximately 89% of the holders of the Existing Floating Rate Notes have agreed to the terms of the FRN Exchange Offer.

On January 28, 2011, in connection with our obligations under the Recapitalization Support Agreement (“RSA”), we and certain of our subsidiaries (the “Angiotech Entities”) voluntarily filed for creditor protection (the “CCAA Proceedings”) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and obtained an initial order (the “Initial Order”) from the Supreme Court of British Columbia (the “Canadian Court”) to implement the Recapitalization Transaction through a plan of compromise and arrangement (as amended, supplemented or restated from time to time, the “CCAA Plan”) under the CCAA. In order to have the CCAA Proceedings recognized in the United States, on January 30, 2011, we also commenced proceedings under Chapter 15 of Title 11 of the United States Code (the “U.S. Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (together with the CCAA Proceedings, the “Creditor Protection Proceedings”). On February 22, 2011, the U.S. court granted an order that, among other things, recognized the CCAA Proceedings as a foreign main proceeding and provided that the Initial Order would be enforced on a final basis and given full force and effect in the United States.

Under the terms of the proposed CCAA Plan, the Subordinated Notes will be exchanged for equity interests in Angiotech and retired in full, thereby eliminating approximately $250.0 million of our outstanding indebtedness, plus the accrued and unpaid interest related thereto. In addition, all of our existing common shares and options to acquire common shares will be cancelled without any payment or consideration therefor. The CCAA Plan will also address certain unsecured obligations which we expect to be limited.

The Initial Order, among other things, provided for a general stay of proceedings against the Angiotech Entities preventing creditors and certain other parties from exercising rights to recover amounts owning to them as of January 28, 2011 or to exercise other rights that could arise as a result of the commencement of proceedings under the CCAA. The stay of proceedings was initially scheduled to expire on February 17, 2011 and was subsequently extended to April 15, 2011 and may be extended further by order of the Canadian Court (the “Stay Period”).

On February 17, 2011, the Canadian Court granted an order (the “Claims Procedure Order”) establishing a procedure for the adjudication, resolution and determination of claims of the Affected Creditors (as defined in the CCAA Plan) for voting and distribution purposes under the CCAA Plan. Creditors who do not file a Proof of Claim in accordance with the Claims Procedure Order will be barred from receiving distributions under the CCAA Plan and from asserting their claim in the future. As at January 28, 2011, the claims of Affected Creditors totalled approximately $3.6 million. In accordance with the terms of the fourth amendment to the RSA, the maximum amount of permitted claims, excluding the Company’s obligations under the Subordinated Notes and Existing Floating Rate Notes, is $30.0 million. Under the terms of the Claims Procedure Order, for the purposes of voting and distributions under the CCAA Plan, the amount of the claims in respect of the Subordinated Notes will only include the accrued amounts owing directly by Angiotech under the indenture governing the Subordinated Notes and by the other Angiotech Entities under the guarantees executed by such other Angiotech Entities in respect of the Subordinated Notes up to the date of the Initial Order, January 28, 2011.

On February 17, 2011, the Canadian Court also granted an order (the “Meeting Order”) authorizing the holding of a meeting (the “Meeting”) of the Affected Creditors on April 4, 2011. The purpose of the Meeting is for the Affected Creditors to consider, and if deemed advisable, vote for or against the resolution approving the CCAA Plan. If the CCAA Plan is approved by a majority in number of Affected Creditors representing at least two-thirds in value of all such Affected Creditors’ claims that have been accepted for purposes of voting at the Meeting, in accordance with the provisions of the Claims Procedure Order, the Meeting Order and the CCAA, in each case, present and voting in person or by proxy at the Meeting, the Angiotech Entities intend to bring a further motion before the Canadian Court on or about April 6, 2011 seeking an order sanctioning the CCAA Plan.

The Court has appointed Alvarez & Marsal Canada, Inc. as our monitor (the “Monitor”) to oversee our business and financial affairs, with the powers set forth in the CCAA and orders of the Court, during the CCAA Proceedings. The Monitor will report to the Court on a regular basis on our financial and operational position and other relevant matters.

In accordance with the terms of the Initial Order, on February 7, 2011, we and certain of our subsidiaries entered into a definitive agreement with Wells Fargo to secure a debtor-in-possession credit facility (the “DIP Facility”). The DIP Facility will provide liquidity for working capital, general corporate purposes and expenses while we implement the CCAA Plan. The DIP Facility permits us to make revolving credit loans and provide letters of credit in an aggregate principal amount (including the face amount of any letters of credit) of up to $28.0 million. The DIP Facility is required to be repaid and terminated in connection with the implementation of the CCAA Plan. The Company expects to have a new credit facility in place upon implementation of the CCAA Plan in order to facilitate the repayment of any borrowings outstanding under the DIP Facility or the Existing Credit Facility, as amended.

For more information pertaining to our CCAA Proceedings, including our Monitor’s reports, refer to our Monitor’s website at www.alvarezandmarsal.com/angiotech, our website at www.angiotech.com and our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2011.

QSR Holdings Litigation Settlement

In October 2010 QSR Holdings, Inc. (“QSR”), as the representative of the former stockholders of Quill Medical, Inc. (“QMI”), filed an Arbitration Demand with the American Arbitration Association and commenced proceedings against us and certain of our subsidiaries in the United States District Court for the Middle District of North Carolina (QSR Holdings, Inc. v. Angiotech Pharmaceuticals, Inc., Angiotech Pharmaceuticals (US), Inc. and Quill Medical, Inc., the “Federal Litigation”) alleging, among other things, that we failed to satisfy certain obligations under the Agreement and Plan of Merger (the “Merger Agreement”) dated May 25, 2006 by and among Angiotech, Angiotech US, Quaich Acquisition, Inc. and QMI. On January 27, 2011, we entered into a Settlement Agreement (the “Settlement Agreement”) with QSR which resolves, among other things, any and all claims that the parties may have arising out of the Merger Agreement (including, without limitation, all claims, counterclaims or defenses that were or could have been asserted in the Arbitration Demand and the Federal Litigation) in exchange for a payment of $6 million (the “Settlement Amount”) by Angiotech US. $2.0 million of the Settlement Amount is payable on the earliest of (i) 10 business days after the implementation of the CCAA Recapitalization contemplated by the RSA (the “Implementation Date”) and (ii) May 31, 2011. The remainder of the Settlement Amount is payable in 24 equal monthly installments beginning on the earlier of (i) 30 days after the Implementation Date; and (ii) July 31, 2011 (subject to reduction in the event of pre-payment as more fully set forth in the Settlement Agreement). The Settlement Agreement further provides for complete and mutual releases between the parties, as more fully set forth therein. Pursuant to the Settlement Agreement, QSR has irrevocably dismissed the Federal Litigation and the Arbitration Demand with prejudice. As at December 31, 2010, we have recorded $0.6 million of litigation expense, related to these legal proceedings. In accordance with the guidance on contingent consideration under Financial Accounting Standard (“FAS”) 141, which pertains to business combinations arising prior to December 15, 2008, the remaining Settlement Amount is expected to be recognized as goodwill in our 2011 first quarter results.

Rex Medical LP Arbitration and Litigation Settlement, Agreement Termination

In light of our liquidity and capital constraints, on November 11, 2010, we informed Rex that we would not be able to continue selling the Option IVC Filter (“Option”) under the existing terms of the 2008 License, Supply, Marketing and Distribution Agreement (the “Option Agreement”). On November 18, 2010, Rex initiated an arbitration hearing against us alleging that we breached the Option Agreement. Rex sought monetary damages in excess of $3.0 million, including costs, fees and expenses incurred in connection with the arbitration proceeding. On December 2, 2010, Rex obtained a temporary restraining order and preliminary injunction against Angiotech US from the United States District Court for the Southern District of New York (such action, the “SDNY Action”) requiring Angiotech Pharmaceutical US to honor its obligations under the Option Agreement for a period of 180 days or until the Rex Arbitration was concluded. On January 24, 2011, Angiotech US received a termination notice from Rex indicating that the Option Agreement would cease on April 24, 2011.

On February 16, 2011, Angiotech US entered into a Settlement and License Termination Agreement with Rex (the “Rex Settlement Agreement”), which provides for the full and final settlement and/or dismissal of all claims arising under the Option Agreement. Pursuant to the Rex Settlement Agreement, the Company and Rex agreed to withdraw any claims that have been or could have made in the Rex Arbitration, as well as to dismiss the SDNY Action with prejudice. The Rex Settlement Agreement further provides that: (i) the Option Agreement will terminate on March 31, 2011, or at an earlier date if so elected by Rex (the “Termination Date”), upon which Angiotech US will no longer market, sell or distribute the Option IVC Filter; (ii) Angiotech US will make a payment in the amount of $1.5 million to Rex within five business days of the effective date of the Rex Settlement Agreement in full and final payment and settlement of all claims and royalties due under the Option Agreement relating to the sales of the Option IVC Filter recorded by Angiotech US prior to January 1, 2011, and all milestone payments due or that may come due to Rex under the Option Agreement now or in the future; (iii) within five business days of the effective date, Angiotech US will make a royalty payment to Rex based upon actual cash receipts collected from customers attributable to sales of the Option IVC Filter that are recorded and accrued between January 1, 2011 and the effective date; (iv) from the effective date through the Termination Date, Angiotech US will make ongoing royalty payments to Rex on a weekly basis based upon actual cash receipts collected during each previous calendar week in respect of sales of the Option IVC Filter; and (v) Angiotech US will deliver to Rex certain materials relating to the marketing and sale of the Option IVC Filter. The Rex Settlement Agreement became effective on March 10, 2011 upon the Canadian Court granting an order authorizing Angiotech US to enter into the Rex Settlement Agreement and approving the terms thereof.

As at December 31, 2010, we recorded a $0.9 million inventory write-down and a $1.1 million intangible asset write-down in connection with the termination of the Option Agreement. In accordance with ASC No. 855 on Subsequent Events, we are currently assessing the impact of the Rex Settlement Agreement on our 2011 first quarter results.

National Institutes of Health

In November 1997, we entered into an exclusive license agreement with the Public Health Service of the U.S., through the National Institutes of Health (the “NIH”), whereby the NIH granted us an exclusive, worldwide license to certain technologies of the NIH for the use of paclitaxel (the “NIH License Agreement”). Pursuant to the NIH License Agreement, we agreed to pay to the NIH certain milestone payments upon achievement of specified clinical and commercial development milestones and to pay royalties on net TAXUS® sales by BSC and Zilver-PTX sales by Cook Medical Inc. and its affiliates (“Cook”). At December 31, 2010 and December 31, 2009, we accrued royalty fees and interest of $7.2 million and $7.3 million, respectively, payable to the NIH under the NIH License Agreement relating to royalties on net TAXUS® sales for the years 2010 and 2009, respectively. On December 29, 2010, we entered into an amendment to the NIH License Agreement whereby NIH agreed to eliminate: (i) approximately $7.2 million of unpaid royalties and interest due on sales of TAXUS® by BSC and (ii) future royalties payable on licensed products sold by BSC going forward, in exchange for a 0.25% increase of existing royalty rates for licensed products sold by Cook and an extension of the term for payment of such royalties of approximately two years. Given that the unpaid royalties have not been extinguished and will effectively be paid out through the incurrence of future royalty fees for licensed products sold by Cook, which were indeterminable and could not be forecasted at the time of our assessment, the $7.2 million of royalties remains accrued for as at December 31, 2010 in accordance with Accounting Standards Codification (“ASC”) No. 470-60-35 on Troubled Debt Restructuring.

NASDAQ and TSX Delisting

On July 6, 2010, we received a notice from The NASDAQ Stock Market (“NASDAQ”) stating that the bid price for our common shares had closed below the required minimum of $1.00 per share for the previous 30 consecutive business days, and that in accordance with the applicable NASDAQ listing rule, we had a grace period of 180 calendar days, until January 3, 2011, to regain compliance with the applicable NASDAQ listing rule. On January 4, 2011, we received a letter from NASDAQ confirming that the Company’s common shares would be delisted from NASDAQ as a result of its failure to regain compliance with the applicable NASDAQ listing rule. Accordingly, our common shares were delisted from NASDAQ at the opening of business on January 13, 2011. A Form 25-NSE was filed with the SEC on January 21, 2011, removing our common shares from listing and registration on NASDAQ.

On January 28, 2011 we received notice from the Toronto Stock Exchange (the “TSX”) stating that the TSX would be reviewing the eligibility for continued listing on TSX of our securities pursuant to Part VII of The Toronto Stock Exchange Company Manual. In addition, the TSX advised that our securities would be suspended from trading on the TSX until further notice from the TSX. On February 1, 2011, we received further notice from the TSX that our common shares would be delisted from the TSX effective at the close of market on March 3, 2011. The delisting was imposed as a result of our not meeting the continued listing requirements of the TSX. The TSX also advised that trading in our common shares would remain suspended until the time of delisting. We did not appeal the TSX’s decision to delist our common shares and our common shares were delisted from the TSX at the close of market on March 3, 2011.

Financial Information

This press release contains financial data derived from the audited consolidated financial statements for the year ended December 31, 2010 and 2009. Full audited consolidated financial statements and Management’s Discussion and Analysis for the year ended December 31, 2010 was filed on Form 10-K on March 16, 2011 with the relevant regulatory agencies, as well as posted on the Investor’s section our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported in accordance with U.S. GAAP unless otherwise noted. All per share amounts are stated on a fully diluted basis unless otherwise noted.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited) Three Months Ended December 31		(Audited) Year Ended December 31
	2010	2009	2010	2009
REVENUE
Product sales, net	$55,699	$49,975	$211,495	$191,951
Royalty revenue	6,204	13,533	34,461	62,171
License fees	128	53	286	25,556

	62,031	63,561	246,242	279,678

EXPENSES
Cost of products sold	26,421	29,010	106,304	104,616
License and royalty fees	1,005	2,494	5,889	10,431
Research and development	6,890	6,175	26,790	23,701
Selling, general and administration	22,367	22,402	89,238	81,504
Depreciation and amortization	8,797	8,406	33,745	33,251
Write-down of assets held for sale	750	3,090	1,450	3,090
Write-down of property, plant and equipment	4,779	—	4,779	—
Write-down of intangible assets	2,814	—	2,814	—
Escrow settlement recovery	—		(4,710)

	73,823	71,577	266,299	256,593

Operating (loss) income	(11,792)	(8,016)	(20,057)	23,085

Other income (expenses):
Foreign exchange (loss) gain	(258)	(385)	1,011	(1,612)
Investment and other income (expense)	(59)	304	(571)	378
Debt restructuring costs	(6,299)	—	(9,277)
Interest expense on long-term debt	(12,479)	(9,068)	(40,258)	(38,039)
Write-down of deferred financing charges	(291)	—	(291)	(643)
Write-down and losses on redemption of investments	(1,081)	—	(1,297)	—
Loan settlement gain	700	—	1,880
Gain on disposal of Laguna Hills manufacturing facility	2,005	—	2,005

Total other expenses	(17,762)	(9,149)	(46,798)	(39,916)

Loss before income taxes	(29,554)	(17,165)	(66,855)	(16,831)
Income tax (recovery) expense	(2,012)	(1,532)	(44)	6,037

Net loss	(27,542)	$(15,633)	$(66,811)	$(22,868)

Basic and diluted net loss per common share	$(0.32)	$(0.18)	$(0.78)	$(0.27)

Basic and diluted weighted average number of common shares outstanding (in thousands)	85,180	85,130	85,168	85,130

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED BALANCE SHEETS

(Audited)

	December 31, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$33,315	$49,542
Short-term investments	4,653	7,780
Accounts receivable	33,494	28,167
Income tax receivable	669	1,090
Inventories	34,631	35,541
Deferred income taxes, current portion	4,102	4,284
Deferred financing costs	5,611	—
Prepaid expenses and other current assets	4,649	3,294

Total current assets	121,124	129,698

Assets held for sale	—	5,300
Property, plant and equipment	46,261	46,879
Intangible assets	137,973	173,019
Deferred financing costs	—	11,409
Other assets	640	3,754

Total assets	$305,998	$370,059

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$36,847	$46,324
Income taxes payable	2,255	10,858
Interest payable on long-term debt	15,761	6,004
Revolving credit facility	10,000	—
Long-term debt	575,000	—

Total current liabilities	639,863	63,186

Deferred leasehold inducement	4,785	2,888
Deferred income taxes	31,702	36,778
Other tax liabilities	4,367	3,898
Other liabilities	9,357	1,596
Long-term debt	—	575,000

Total non-current liabilities	50,211	620,160

Shareholders’ deficit
Share capital
Authorized:
200,000,000 Common shares, without par value
50,000,000 Class I Preference shares, without par value
Common shares issued and outstanding:
December 31, 2010 – 85,180,377
December 31, 2009 – 85,138,081	472,753	472,742
Additional paid-in capital	35,470	33,687
Accumulated deficit	(933,352)	(866,541)
Accumulated other comprehensive income	41,053	46,825

Total shareholders’ deficit	(384,076)	(313,287)

Total liabilities and shareholders’ deficit	$305,998	$370,059

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the remainder of 2010 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental legislation and regulations and changes in, or the failure to comply with, governmental legislation and regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in our business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the availability of capital to finance our activities; our ability to restructure and to service our debt obligations; and any other factors referenced in our other filings with the applicable Canadian securities regulatory authorities or the Securities and Exchange Commission (“SEC”). For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the year ended December 31, 2010 filed with the SEC on Form 10-K.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2010 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech Pharmaceuticals

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP), please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Carrie Oughton

Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(604) 221-6933

ir@angio.com

Appendix A: Presentation of Certain Non-GAAP Financial Information and Reconciliations to Corresponding GAAP Financial Measures

The financial results presented in this press release may include any or all of the following non-GAAP, or adjusted, financial measures, which we believe provide important supplemental information to management and investors about our financial condition and results of operations: (1) adjusted earnings before interest expense, taxes, depreciation and amortization (“Adjusted EBITDA”), (2) adjusted net income (loss), (3) adjusted net income (loss) per share, (4) adjusted revenue, (5) adjusted costs of goods sold (“adjusted COGS”) (6) adjusted research and development expense (“adjusted R&D expense”), and (7) adjusted selling, general and administrative expense (“adjusted SG&A expense”).

Economic Substance of Non-GAAP Financial Measures

Our non-GAAP adjusted financial measures exclude certain non-cash, non-recurring and non-operating items, which may be unpredictable, volatile and not directly correlated to our operating performance. We believe exclusion of these items from our GAAP financial measures may provide the following advantages: (i) improved understanding of trends underlying our business and performance; (ii) improved consistency across periods when measuring and assessing our operating performance; (iii) improved understanding of the cash flow and cash earnings generated by our business in a given period and as compared to prior periods; and (iv) improved comparability of our operating results to those of similar companies in our industry.

Examples of these certain non-cash, non-recurring and non-operating items include: financing charges, asset write-downs, impairment charges, foreign exchange fluctuations, stock-based compensation expense, acquisition related amortization charges, integration and restructuring expenses, in-process research and development costs, retrospective adjustments driven by accounting policy changes, and certain extraordinary litigation expenses. A detailed discussion of the excluded items is provided below (see “Description of Adjustments” below).

Investors are cautioned that Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, adjusted COGS, adjusted R&D expense and adjusted SG&A expense do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. Our non-GAAP financial measures are supplemental metrics and should not be viewed as a substitute for, or superior to, financial reporting measures prepared in accordance with GAAP. We have prepared a reconciliation of our non-GAAP adjusted financial measures to the comparable GAAP-based financial measures in the tables included in this Appendix. Management compensates for certain material limitations that may be relevant to our use of certain non-GAAP financial measures by reviewing our operating performance in accordance with GAAP concurrent with our review of our operating performance relative to certain adjusted financial measures during each relevant disclosure period.

Use of Non-GAAP Financial Measures

Management uses Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, adjusted COGS, adjusted R&D expense and adjusted SG&A expense when setting corporate and operational goals, and evaluating operating performance in connection with:

•	Presenting, comparing and assessing the financial results and forecasts reported to our Board of Directors.

•	Evaluating, managing and benchmarking our operating performance.

•	Analyzing underlying trends in our business.

•	Evaluating market position and performance relative to our competitors, many of which use the same or similar performance measures.

•	Establishing internal operating budgets.

•	Determining compensation under bonus or other incentive programs.

•	Enhancing comparability from period to period.

•	Assessing compliance with credit facility covenants.

•	Providing vital information in assessing cash flows to service our significant debt obligations.

•	Comparing performance with internal forecasts and targeted business models.

•	Evaluating and valuing potential acquisition candidates.

The adjustments used to compute our non-GAAP financial measures are consistent with those excluded from segmented operating results used by our chief operating decision makers to make operating decisions and assess performance. We have provided this information to enable investors to analyze our operating results in the same way that management uses this information to assess our business relative to other periods, our business objectives and similar companies in our industry.

ANGIOTECH PHARMACEUTICALS, INC.

CALCULATION OF ADJUSTED EBITDA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands U.S.$)	2010	2009	2010	2009
GAAP net loss	$(27,542)	$(15,633)	$(66,811)	$(22,868)
Interest expense on long-term debt	12,479	9,068	40,258	38,039
Income tax expense (recovery)	(2,012)	(1,532)	(44)	6,037
Depreciation and Amortization	9,729	9,460	37,625	37,026

EBITDA	(7,346)	1,363	11,028	58,234
Adjustments:
Non-recurring revenue, net of license fees (a)	(53)	(53)	(211)	(25,556)
Technology acquisition related charge (c)	—	500	—	1,866
Non-recurring restructuring related charges (b)	2,484	(309)	6,212	1,127
Non-recurring transaction fees (l)	6,299	—	10,208	1,032
Stock-based compensation (d)	442	408	1,792	1,579
Litigation expenses (g)	940	684	1,103	3,297
Foreign exchange loss (gain) (h)	258	385	(1,011)	1,612
Non-cash royalty expense (o)	978	—	5,712	—
Investment and other income and losses on asset disposals (j)	59	196	229	122
Write-downs of investments and other long-lived assets (i)	9,424	3,090	10,339	3,090
Write-downs and other non-recurring deferred financing costs (f)	291	—	291	643
Non-recurring manufacturing variances and charges related to product recall (m)	37	604	326	2,265
Non-recurring escrow settlement recovery (k)	—	—	(4,710)	—
Non-recurring loan settlement gain (k)	(700)	—	(1,880)	—
Gain on disposal of Laguna Hills manufacturing facility (k)	(2,005)	—	(2,005)	—

Adjusted EBITDA	$11,108	$6,868	$37,423	$49,311

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED NET LOSS

(Unaudited)

(in thousands US $)	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
GAAP - net loss	(27,542)	(15,633)	(66,811)	(22,868)
Non recurring revenue (a)	(53)	(53)	(211)	(25,556)
Technology acquisition related charge (c)	—	500	—	1,866
Non-recurring transaction fees (l)	6,299	—	10,208	1,032
Non-recurring restructuring related charges (b)	2,484	(309)	6,212	1,127
Stock based compensation expense (d)	442	408	1,792	1,579
Litigation related charges (g)	940	684	1,103	3,297
Write-down of investments & other long-lived assets (i)	9,424	3,090	10,339	3,090
Write-down and other deferred financing charges (f)	4,274	712	6,467	3,431
Foreign exchange (loss) gain (h)	258	385	(1,011)	1,612
Non-cash royalty expense (o)	978	—	5,712	—
Acquisition related intangible asset amortization expense (e)	8,130	7,612	30,840	29,956
Net losses on asset disposals (j)	329	288	441	360
Non-recurring manufacturing variances (m)	—	—	—	1,661
Non-recurring charges related to product recall (m)	37	604	326	604
Non-recurring escrow settlement recovery (k)	—	—	(4,710)	—
Non-recurring loan settlement gain (k)	(700)	—	(1,880)	—
Gain on disposal of Laguna Hills manufacturing facility (k)	(2,005)	—	(2,005)	—
Estimated tax impact of non-GAAP adjustments (l)	(6,952)	(3,016)	(15,551)	(6,724)

Adjusted net loss	$(3,657)	$(4,728)	$(18,739)	$(5,533)

RECONCILIATION OF GAAP NET LOSS PER SHARE TO NON-GAAP ADJUSTED NET LOSS PER SHARE

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
GAAP - net loss per share	$(0.32)	$(0.18)	$(0.78)	$(0.27)
Non recurring revenue (a)	(0.00)	(0.00)	(0.00)	(0.30)
Technology acquisition related charge (c)	—	0.01	—	0.02
Non-recurring transaction fees (l)	0.07	—	0.12	0.01
Non-recurring restructuring related charges (b)	0.03	(0.00)	0.07	0.01
Stock based compensation expense (d)	0.01	0.00	0.02	0.02
Litigation related charges (g)	0.01	0.01	0.01	0.04
Write-down of investments & other long-lived assets (i)	0.11	0.04	0.11	0.04
Write-down and other deferred financing charges (f)	0.05	0.01	0.08	0.04
Foreign exchange (loss) gain (h)	0.00	0.00	(0.01)	0.02
Non-cash royalty expense (o)	0.01	—	0.07	—
Acquisition related intangible asset amortization expense (e)	0.10	0.09	0.36	0.35
Net losses on asset disposals (j)	0.00	0.00	0.01	0.00
Non-recurring manufacturing variances (m)	—	—	—	0.02
Non-recurring charges related to product recall (m)	(0.00)	0.01	(0.00)	0.01
Non-recurring escrow settlement recovery (k)	—	—	(0.06)	—
Non-recurring loan settlement gain (k)	(0.01)	—	(0.02)	—
Gain on disposal of Laguna Hills manufacturing facility	(0.02)	—	(0.02)	—
Estimated tax impact of non-GAAP adjustments (l)	(0.08)	(0.04)	(0.18)	(0.08)

Adjusted net loss per share	$(0.04)	$(0.06)	$(0.22)	$(0.06)

RECONCILIATION OF GAAP REVENUE TO NON-GAAP ADJUSTED REVENUE

(Unaudited)

(in thousands US $)	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
GAAP - revenue	62,031	63,561	246,242	279,678
Non-recurring revenue (a)	(53)	(53)	(211)	(25,556)
Non-recurring sales provisions related to product recalls (m)	150	—	283	—

Adjusted revenue	$62,128	$63,508	$246,314	$254,122

RECONCILIATION OF GAAP COGS TO NON-GAAP ADJUSTED COGS

(Unaudited)

(in thousands US $)	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
GAAP - COGS	26,421	29,010	106,304	104,616
Non-recurring manufacturing variances (m)	—	—	—	(1,661)
Non-recurring restructuring related charges (b)	(1,418)	—	(3,585)	—
Non-recurring charges related to product recall (m)	113	(604)	(43)	(604)

Adjusted COGS	$25,116	$28,406	$102,676	$102,351

RECONCILIATION OF GAAP RESEARCH & DEVELOPMENT EXPENSE TO NON-GAAP ADJUSTED

RESEARCH & DEVELOPMENT EXPENSE

(Unaudited)

(in thousands US $)	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
GAAP - research and development expense	6,890	6,175	26,790	23,701
Technology acquisition related charges (c)	—	(500)	—	(1,866)
Stock based compensation expense (d)	(120)	(105)	(463)	(424)
Non-recurring transaction fees (l)	(396)	—	(396)	—

Adjusted research and development expense	$6,374	$5,570	$25,931	$21,411

RECONCILIATION OF GAAP SELLING, GENERAL & ADMINISTRATION EXPENSE TO NON-GAAP ADJUSTED SELLING, GENERAL & ADMINISTRATIVE EXPENSE

(Unaudited)

(in thousands US $)	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
GAAP - selling, general and administration expense	22,367	22,402	89,238	81,504
Non-recurring restructuring related charges (b)	(670)	(191)	(1,888)	(1,627)
Stock based compensation expense (d)	(322)	(303)	(1,329)	(1,155)
Litigation related charges (g)	(940)	(684)	(1,103)	(3,297)
Non-recurring transaction fees (l)	—	—	(931)	(1,032)

Adjusted selling, general and administration expense	$20,435	$21,224	$83,987	$74,393

For an explanation of the adjustments used to derive our non-GAAP financial measures, please refer to the corresponding discussion in the “Description of Adjustments” section below.

For a consolidated reconciliation of all GAAP financial measures identified above to corresponding non-GAAP financial measures, refer to the following tables.

ANGIOTECH PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(in thousands of U.S.$, except share and per share data)	Three Months Ended December 31, 2010				Three Months Ended December 31, 2009
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
REVENUE
Product sales, net	$55,699	$150	m	55,849	$49,975	$—		$49,975
Royalty revenue	6,204	—		6,204	13,533	—		13,533
License fees	128	(53	)a	75	53	(53	)a	—

	62,031	97		62,128	63,561	(53)		63,508

EXPENSES
Cost of products sold	26,421	(1,418	)b	25,116	29,010	(604	)m	28,406
		113	m
License and royalty fees	1,005	(978	)o	27	2,494	—		2,494
Research and development	6,890	(120	)d	6,374	6,175	(500	)c	5,570
		(396	)b			(105	)d
Selling, general and administrative	22,367	(670	)b	20,435	22,402	(191	)b	21,224
		(322	)d			(303	)d
		(940	)g			(684	)g
Depreciation and amortization	8,797	(8,130	)e	667	8,406	(7,612	)e	794
Write-down of assets held for sale	750	(750	)i	—	3,090	(3,090	)i	—
Write-down of property, plant and equipment	4,779	(4,779	)i	—	—	—		—
Write-down of intangible assets	2,814	(2,814	)i	—	—	—		—
Escrow settlement recovery	—	—		—	—	—		—

	73,823	(21,204)		52,619	71,577	(13,089)		58,488

Operating income (loss)	(11,792)	21,801		9,509	(8,016)	13,036		5,020

Other income (expenses):
Foreign exchange (loss) gain	(258)	258	h	—	(385)	385	h	—
Investment and other income (loss)	(59)	329	j	270	304	288	j	92
						(500	)c
Debt restructuring costs	(6,299)	6,299	l	—	—	—		—
Interest expense on long-term debt	(12,479)	3,983	f	(8,496)	(9,068)	712	f	(8,356)
Write-down of deferred financing charges	(291)	291	f	—	—	—		—
Write-down and losses on redemption of investments	(1,081)	1,081	i	—	—	—		—
Loan settlement gain	700	(700	)k	—	—	—		—
Gain on disposal of Laguna Hills manufacturing facility	2,005	(2,005	)k	—	—	—		—

	(17,762)	9,536		(8,226)	(9,149)	885		(8,264)

(Loss) income before income taxes	(29,554)	30,857		1,283	(17,165)	13,92	1	(3,244)
Income tax expense (recovery)	(2,012)	6,952	n	4,940	(1,532)	3,016	n	1,484

Net (loss) income for the period	$(27,542)	$23,885		$(3,657)	$(15,633)	$10,905		$(4,728)

Basic and diluted net loss per common share	$(0.32)	0.28		$(0.04)	$(0.18)	0.13		$(0.06)

Basic and diluted weighted average shares outstanding (000’s)	85,180			85,180	85,130			85,130

ANGIOTECH PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(in thousands of U.S.$, except share and per share data)	Year Ended December 31, 2010				Year Ended December 31, 2009
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
REVENUE
Product sales, net	$211,495	283	m	$211,778	$191,951	$—		$191,951
Royalty revenue	34,461	—		34,461	62,171	—		62,171
License fees	286	(211	)a	75	25,556	(25,556	)a	—

	246,242	72		246,314	279,678	(25,556)		254,122

EXPENSES
Cost of products sold	106,304	(3,585	)b	102,676	104,616	(1,661	)m	102,351
		(43	)m			(604	)m
License and royalty fees	5,889	(5,712	)o	177	10,431	—		10,431
Research and development	26,790	(463	)d	25,931	23,701	(1,866	)c	21,411
		(396	)b			(424	)d
Selling, general and administrative	89,238	(1,888	)b	83,987	81,504	(1,627	)b	74,393
		(1,329	)d			(1,032	)l
		(1,103	)g			(1,155	)d
		(931	)l			(3,297	)g
Depreciation and amortization	33,745	(30,840	)e	2,905	33,251	(29,956	)e	3,295
Write-down of assets held for sale	1,450	(1,450	)i	—	3,090	(3,090	)i	—
Write-down of property, plant and equipment	4,779	(4,779	)i	—	—	—		—
Write-down of intangible assets	2,814	(2,814	)i	—	—	—		—
Escrow settlement recovery	(4,710)	4,710	k	—	—	—		—

	266,299	(50,623)		215,676	256,593	(44,712)		211,881

Operating income (loss)	(20,057)	50,695		30,638	23,085	19,156		42,241

Other income (expenses):
Foreign exchange (loss) gain	1,011	(1,011	)h	—	(1,612)	1,612	h	—
Investment and other income (loss)	(571)	441	j	212	378	360	j	238
		342	b			(500	)b
Debt restructuring costs	(9,277)	9,277l		—	—	—		—
Interest expense on long-term debt	(40,258)	6,176	f	(34,082)	(38,039)	2,788	f	(35,251)
Write-down of deferred financing charges	(291)	291	f	—	(643)	643	f	—
Write-down and losses on redemption of investments	(1,297)	1,297	i	—	—	—		—
Loan settlement gain	1,880	(1,880	)k	—	—	—		—
Gain on disposal of Laguna Hills manufacturing facility	2,005	(2,005	)k	—	—	—		—

	(46,798)	12,928		(33,870)	(39,916)	4,903		(35,013)

Income (loss) before income taxes	(66,855)	63,623		(3,232)	(16,831)	24,059		7,228
Income tax expense (recovery)	(44)	15,551	n	15,507	6,037	6,724	n	12,761

Net loss for the period	$(66,811)	$48,072		$(18,739)	$(22,868)	$17,335		$(5,533)

Basic and diluted net loss per common share	$(0.78)	$0.56		$(0.22)	$(0.27)	$0.20		$(0.06)

Basic and diluted weighted average shares outstanding (000’s)	85,168			85,168	85,130			85,130

Description of Adjustments

The following is an explanation of each of the items that management has adjusted to derive its non-GAAP financial measures for the three months and year ended December 31, 2010.

(a) Non-Recurring Revenue

We report adjusted net income (loss), adjusted net income (loss) per share and adjusted revenue which exclude certain items that are non-recurring and are unrelated to the day-to-day operating activities from our reported GAAP-based revenue.

Our adjusted results for the three months and year ended December 31, 2010 and 2009 exclude certain non-recurring and non-operating license revenue. Our adjusted results for the year ended December 31, 2009 also exclude a $25.0 million one-time payment received from Baxter International Inc. The payment was deducted from our GAAP-based revenue because it was non-recurring and received in lieu of future royalty payments on licensed technology and non-recurring non-operating license revenue.

(b) Restructuring-Related Charges

We report adjusted net income (loss), adjusted net income (loss) per share, adjusted COGS, adjusted R&D and adjusted SG&A metrics which exclude certain expenses related to corporate reorganization or plant restructuring activities that we are pursuing, or have completed in prior periods. These amounts, which are added back to our GAAP-based net income (loss) and net income (loss) per share to calculate corresponding adjusted metrics, primarily represent severance costs, asset write-offs, contract renegotiation or termination fees, and other expenses associated with plant closures, transfers of production lines from one facility to another and plant headcount optimization initiatives that are not reasonably expected to recur in the future.

Our adjusted results for the three months ended December 31, 2010 exclude the following restructuring charges: $1.1 million of costs associated with the movement of certain manufacturing processes from our facility in Reading, Pennsylvania to our Puerto Rico facility; $0.1 million of severance costs related to headcount reductions and residual reorganization costs relating to the 2008 closure of our Syracuse, New York manufacturing facility; and a $1.3 million inventory write-down related to the termination of two distribution agreements. Our adjusted results for the year ended December 31, 2010 exclude the following restructuring charges: $2.8 million of transfer cost associated with the movement of certain manufacturing processes from our facility in Reading, Pennsylvania to our Puerto Rico facility; $1.0 million of severance costs related to headcount reductions and residual reorganization costs from the 2008 closure of our Syracuse, New York manufacturing facility; $0.4 million of exit costs associated with a leased property which is no longer in use; and $2.0 million of inventory write-downs related to the termination of two distribution agreements.

Our adjusted results for the three months ended December 31, 2009 exclude $0.2 million of termination and reorganization costs related to the 2008 closure of our Syracuse, New York manufacturing facility and a $0.5 million recovery of previously accrued restructuring charges. Our adjusted results for the year ended December 31, 2009 exclude the same $0.5 million recovery as discussed above as well as $1.6 million of termination and reorganization cost related to the 2008 closure of our Syracuse, New York manufacturing facility, the termination of a product supply and distribution agreement and other corporate reorganization activities.

(c) Technology Acquisition-Related Charges

We report adjusted net income (loss), adjusted net income (loss) per share and adjusted R&D expense metrics which exclude certain non-recurring, and in some instances non-cash, expenses related to research-stage-technology purchases that we have completed. These amounts, which are added back to our GAAP-based net income (loss), net income (loss) per share and research and development expense to calculate corresponding adjusted metrics, primarily represent costs incurred to complete an acquisition of technology for which we are unable to reasonably determine the specific commercial use. Such purchases of early stage technologies occur infrequently and are highly variable, non-comparable in amount and are not part of our day-to-day operations.

On April 6, 2010 we completed the acquisition of certain product candidates and technology assets from Haemacure Corporation (“Haemacure”). Under US GAAP, the acquisition qualified as a business combination. The assets were essentially acquired in exchange for the settlement of the loan we extended to Haemacure. Given that the loan was effectively recovered through the asset purchase arrangement, there were no technology acquisition-related charges to adjust for in our 2010 reported metrics. See the Non-Recurring Gains section below for a discussion of the gain recognized upon settlement of the loan.

Our adjusted results for the three months and year ended December 31, 2009 exclude $0.5 million and $0.9 million of amortization expense related to prepayments made to Haemacure for future services, respectively. The adjusted results for the year ended December 31, 2009 also excludes a $0.9 million charge relating to our termination of collaboration agreements with Lipose Corporation.

(d) Stock-Based Compensation Expense

We report adjusted net income (loss), adjusted net income (loss) per share, adjusted R&D expense and adjusted SG&A expense metrics that exclude amounts recorded for stock-based compensation expense. Stock-based compensation expense is added back to our GAAP-based financial measures because it is a non-cash charge required by GAAP, which represents an estimated additional cost associated with the issuance of stock options to management and employees as part of their compensation. Such compensation expense is a non-cash expense calculated using the Black-Scholes methodology to derive the expected fair value of employee stock options. Fair value calculations are highly subjective, because they are dictated by the specific assumptions and inputs used in the model. Key assumptions and inputs may include our actual stock price on the day the calculation is completed, the historical volatility of our stock price, the estimated risk-free rate of return offered by the market and other factors, which are not directly correlated to our day-to-day operating performance and are difficult to determine, predict or forecast. In these respects and others (including the methodology that may be used to calculate such expense), methods and data that may be used to complete the calculation of stock-based compensation expense may vary widely from period to period or from company to company. Inclusion of stock based compensation in our results makes it difficult to assess our operational cash flows as well as measure and compare our performance to that of similar companies in our industry, our operating goals or our performance in prior periods. In addition, the impact of potential dilution related to employee stock options as of any given reporting date is also reflected in our reported fully diluted share count and is already reflected in the related calculation of our GAAP and our adjusted net income (loss) per share metrics, irrespective of such additional operating expenses required to be recorded for GAAP purposes.

Our adjusted results for the three months and year ended December 31, 2010 exclude stock-based compensation expense of $0.4 million and $1.8 million, respectively, from our GAAP-based research & development and selling, general & administrative expense metrics. Similarly, our adjusted metrics for the three months and year ended December 31, 2009 exclude stock-based compensation expense of $0.4 million and $1.6 million, respectively.

(e) Intangible Asset Amortization Expense

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain intangible asset amortization expenses. These amounts, which are non-cash expenses added back to our GAAP-based net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses incurred during a period to adjust the carrying value of acquired technology or intellectual property, to reflect the useful lives of such assets as estimated and recorded by us at the time of an acquisition. The allocation of excess acquisition purchase prices over book values among intangible assets, goodwill and purchased research and development technology can be highly subjective and may vary significantly from company to company or between acquisition transactions, thus making comparisons of our current operating results to those of similar companies or our historical results difficult. In addition, we believe the economic impact of any such acquisitions is reflected in the cash cost or dilution effect resulting from such transactions, and is therefore reflected in our adjusted metrics through the impact on interest expense or income, our reported fully diluted shares outstanding, the amounts of revenue earned and other operating expenses incurred during the period.

Our adjusted results for the three months and year ended December 31, 2010 exclude $8.1 million and $30.8 million of intangible asset amortization expenses, respectively, from our GAAP-based net income (loss) and net income (loss) per share metrics. Similarly, our adjusted metrics for the three months and year ended December 31, 2009 exclude intangible asset amortization expenses of $7.6 million and $30.0 million, respectively.

(f) Non-Cash Deferred Financing Charges

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain non-cash deferred financing charges. These amounts, which are non-cash expenses added back to our GAAP net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses incurred related to the amortization of debt financing fees, incurred in connection with our debt financing activities, over the expected life of the debt instrument as well as write-downs of deferred financing charges which are estimated to have no future benefit. As these non-cash expenses are not directly correlated to our day-to-day operating performance and are due to capital structure or financing decisions made by us that are specific to our situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

Our adjusted results for the three months and year ended December 31, 2010 exclude a $0.3 million write-off of deferred financing charges related to our shelf registration statement filed with the SEC in 2009 as well as non-cash amortization of financing charges of $4.0 million and $6.2 million, respectively, from our GAAP-based net income (loss) and net income (loss) per share metrics. Our adjusted metrics for the three months and year ended December 31, 2009 exclude non-cash amortization charges of $0.7 million and $2.8 million, respectively. The metrics for the year ended December 31, 2009 also excludes a $0.6 million write-off of deferred financing charges related to a term loan which was terminated prior to the scheduled maturity date.

(g) Litigation-Related Charges

We report adjusted SG&A expense, adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain litigation-related charges. These charges, which are added back to our GAAP selling, general and administrative expense, net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses incurred in connection with extraordinary litigation matters that are inherently unpredictable, highly variable from period to period, are not reasonably expected to recur in future periods or are not related to the day to day operational activities of our business.

Our adjusted results for the three months and year ended December 31, 2010 exclude litigation-related charges of $0.9 million and $1.1 million, respectively, from our GAAP based net income (loss) and net income (loss) per share metrics. Similarly, our metrics for the three months and year ended December 31, 2009 exclude litigation-related charges of $0.7 million and $3.3 million, respectively.

(h) Foreign Exchange Gains and Losses

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain foreign exchange gains and losses. These amounts, which are added back to our GAAP net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses related to translation differences arising from translating assets held by us in foreign territories and denominated in foreign currencies, into our reporting currency. These foreign currency assets fund our research and development activities in Canada, and are unique to our current operational structure. As they have no bearing on our day-to-day operations, operating decisions or our ability to fund or manage our operations or research and development programs, we exclude them from our non-GAAP financial measures.

Our adjusted results for the three and year ended December 31, 2010 exclude a net foreign exchange loss of $0.3 million and a net foreign exchange gain of $1.0 million, respectively, from our GAAP-based net income (loss) and net income (loss) per share metrics. Similarly, our adjusted metrics for the three months and year ended December 31, 2009 exclude net foreign exchange losses of $0.4 million and $1.6 million, respectively.

(i) Other Long-Lived Asset Impairment Charges

We have reported adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude certain write-downs of investments or other long-lived assets, for which the carrying values are impaired and irrecoverable. These amounts are added back to our GAAP net income (loss) and net income (loss) per share metrics to derive corresponding adjusted metrics because they are typically non-recurring, non operating and non-cash write-downs or expense items, thus making it difficult to compare our operating performance in the period the impairment expense is incurred, to our operating performance in other periods or to the operating performance of similar companies in our industry. Management may also exclude these charges from our operating goals, forecasts, budgets and non-GAAP financial measures.

Our adjusted results for the three months ended December 31, 2010 excludes non-cash asset impairment charges of $4.8 million related to the property, plant and equipment; $2.8 million related to intangible assets; $0.8 million related to a property that was previously classified as held for sale; and $1.0 million related to write-offs of two long term investments. Similarly, our adjusted results for the year ended December 31, 2010 excludes non-cash impairment charges of $4.8 million related to property, plant and equipment; $2.8 million related to intangible assets; $1.5 million related to two properties that were previously classified as held for sale; and $1.3 million related to write-off of three long term investments. The impairment charges recorded in 2010 are primarily due to restructuring changes that we have initiated in response to our recent liquidity constraints and recapitalization plans. There were no impairment adjustments made to our 2009 reported metrics.

(j) Losses / Gains on Asset Disposals

We have reported adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude certain losses or gains recorded from asset disposals. These gains and losses are adjusted from our GAAP-based metrics because they are non-cash in nature, non-recurring and difficult to predict from period to period and are not factors relating to or impacting our ability to conduct our day-to-day business goals or operations. Furthermore, the magnitude of the gains and losses recorded is often dependent on asset-specific factors such as the age and condition of the asset, salvage values and technological obsolescence. Management also excludes such gains and losses when developing our operating goals, forecasts, budgets and non-GAAP financial measures because inclusion in operating results makes it difficult to compare our operating performance for a particular period to our historical operating performance or the operating performance of similar companies in our industry.

Our adjusted results for the three months and year ended December 31, 2010 exclude $0.3 million and $0.4 million of losses on asset disposals, respectively. The adjusted metrics for the three months and year ended December 31, 2009 exclude $0.3 million and $0.4 million of losses on asset disposals, respectively.

(k) Non-Recurring Gains

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude certain extraordinary and non-recurring gains. These amounts are adjusted from our GAAP-based metrics because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

During the year ended December 31, 2010, we recognized a $1.2 million loan settlement gain, net of a $0.7 million deferred income tax expense, in connection with our acquisition of certain product candidates and technology assets from Haemacure in exchange for the settlement of loans owed to us. In December 2010 we subsequently recorded impairment write-downs on these assets due to our liquidity constraints and related decision to suspend research and development activities on the Haemacure fibrin and thrombin technologies. The impairment write-downs triggered a reduction of the $0.7 million deferred income tax liability and expense, thereby increasing the loan settlement gain to $1.9 million as at December 31, 2010.

Our adjusted results for the three months ended December 31, 2010 exclude a $2.0 million gain from the sale of our Laguna Hills manufacturing facility and related long-lived assets as well as the $0.7 million increase to our Haemacure loan settlement gain as discussed above. Our adjusted results for the year ended December 31, 2010 exclude the following non-recurring gains: a $4.7 million recovery received in connection with the settlement of a litigation proceeding; a $2.0 million gain from the sale of a manufacturing facility and related long-lived assets; and the $1.9 million Haemacure loan settlement gain discussed above.

There were no non-recurring gains adjusted from our 2009 reported metrics.

(l) Non-Recurring Transaction Fees

We report adjusted net income (loss), adjusted net income (loss) per share and adjusted SG&A metrics which may exclude certain extraordinary and non-recurring costs related to significant corporate transactions. These amounts are adjusted from our GAAP-based metrics because they are highly variable and specific to the extent and nature of the transaction being undertaken. As these expenses are not directly correlated to our day-to-day operating performance and are due to transaction or related financing decisions made by us that are specific to the situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

Our adjusted results for the three months ended December 31, 2010 exclude $6.3 million of professional fees and expenses related to our proposed recapitalization transaction, as described in the Recent Highlights section above. These costs represent professional fees paid to financial and legal advisors to assist in the analysis and implementation of financial and strategic alternatives, as well as fees paid to advisors and consultants retained by certain holders of the Subordinated Notes. Our adjusted results for the year ended December 31, 2010 exclude $9.3 million of professional fees and expenses related to our proposed recapitalization transaction as described above, $0.4 million of general consulting costs and $0.6 million of Haemacure transaction-related expenses that we absorbed in accordance with the US GAAP business combination guidance.

There were no adjustments to our reported metrics for non-recurring transaction fees for the three months ended December 31, 2009. However, our adjusted results for the year ended December 31, 2009 exclude $1.0 million of non-recurring transaction fees incurred in connection with our exploration of certain financing and strategic alternatives.

(m) Non-Recurring Production Charges

We report adjusted COGS, adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain extraordinary and non-recurring production costs. These amounts are adjusted from our GAAP-based metrics because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

During the year ended December 31, 2010, we initiated two voluntary product recalls related to a packaging defect and a potential product sterility issue identified at one of our manufacturing facilities. No patient injuries have been reported related to these products. We recorded total sales provisions of $0.5 million related to these recalls and subsequently recouped $0.2 million of sales by resolving all customer returns that resulted from our packaging recall. As minimal costs were incurred to replace the units, we reduced our previous product warranty charge by $0.1 million from $0.2 million. As at December 31, 2010, our sales provision remains at $0.3 million for the expected cost of issuing credit notes to customers who respond to our recall notice related to the potential product sterility issue discussed above. Quality control measures and corrective actions have been taken to ensure that future products are properly sealed and packaged to prevent products from being compromised. Our adjusted results for the three months and year ended December 31, 2010 exclude net charges of $0.3 million and $0.2 million, respectively, to remedy customer returns resulting from our product recalls.

During the three months ended December 31, 2009, we initiated two voluntary product recalls to remedy packaging defects at two of our manufacturing facilities. The products under consideration were not determined to be defective and no patient injuries were reported. Our metrics for the three months and year ended December 31, 2009 exclude $0.6 million of incremental production costs incurred to rework and redistribute these products to customers. Customer returns related to the product recall have been resolved and quality control measures and corrective actions have been taken to ensure that these products are properly sealed and packaged prior to distribution.

There were no adjustments to our reported metrics for non-recurring production charges for the three months ended December 31, 2009. Our adjusted results for the year ended December 31, 2009 exclude $1.6 million of non-recurring manufacturing charges related to excess labor charges and inventory write-offs associated with order cancellations by a significant customer of our surgical needle business.

(n) Income Tax Expense (Benefit) Related to the Above Adjustments

Income tax expense is adjusted by the amount of additional tax expense or benefit that would arise if we used our adjusted non-GAAP financial measures to calculate our tax provision, based on the relevant statutory rates applicable to the jurisdictions in which the above non-GAAP adjustments reside. The cumulative effect of tax adjustments described above for the three months and year ended December 31, 2010 were $7.0 million and $15.6 million, respectively, compared to $3.0 million and $6.7 million for the same respective periods in 2009.

(o) Non-cash Royalty Expense

License and royalty fees expense has been adjusted by $1.0 million and $5.7 million, respectively, for the three months and year ended December 31, 2010, representing the amount of royalty owing to NIH for the respective periods, which was waived as part of the amendment entered into on December 29, 2010.

Material Limitations

While we believe our measures of Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, adjusted COGS, adjusted R&D expense and adjusted SG&A expense are useful for the reasons noted above, we believe there may be certain inherent limitations in these measures, including but not limited to:

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Exclusion of amortization and depreciation expense from our adjusted financial measures does not take into account the need for future capital spending, whether this is to support growth or to replace assets which are subject to wear and tear.

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Exclusion of write-downs, amortization and depreciation from our adjusted financial measures does not take into consideration the potential tax impacts or obligations which can materialize into actual future cash flows.

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As we use our own approach for calculating our adjusted financial measures, other companies may not make the same adjustments or disclose their financial data in a manner that would allow comparison of their results to our adjusted results, thus decreasing comparability of our adjusted financial measures as comparative analytical tools.

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Non-GAAP based adjustments may not take into account the full economic cost of running our business. For example, financing costs are required to raise capital, which is used to fund operations. Adjusted financial measures do not necessarily reflect these considerations.

As noted above, our adjusted financial measures are not substitutes for our GAAP-derived financial measures and statements. These adjusted measures are used by management to supplement our GAAP disclosures and help investors and lenders gain a better understanding of our operating performance and to offer investors and lenders an opportunity to access the same data management and our Board of Directors may use to assess our operating performance. Management compensates for the foregoing limitations by ensuring that our GAAP disclosures are transparent and sufficient to provide readers with the information required to reconcile financial results and form unbiased conclusions.